                                                                   Exhibit 10.20

                                  AGREEMENT FOR

                             TRANSPORTATION SERVICES

      This Agreement, including Appendices A and B, ("Agreement") is made as of the 1st day of April, 1990, by and between Toyota Motor Sales, U.S.A., Inc., a California corporation with its principle place of business at 19001 South Western Avenue, Torrance, California 90509 ("TMS/USA"); and Allied Systems, Ltd., a Georgia corporation with its principal place of business at 160 Clairmont Avenue, Suite 600, Decatur, Georgia 30030 ("CARRIER").

      WHEREAS, TMS/USA is a distributor of assembled Toyota motor vehicles in the continental United States and Alaska; and

      WHEREAS, CARRIER is an independent contractor engaged in the business of transporting vehicles by motor trucks as a contract carrier in intrastate and interstate commerce; and

      WHEREAS, TMS/USA desires that CARRIER provide motor truck service for the shipment of selected motor vehicles ("Vehicles") from designated TMS/USA's facility(ies) to designated points in the continental United States; and

      WHEREAS, CARRIER desires to provide motor truck service to TMS/USA for the transportation of Vehicles upon request of TMS/USA;

      NOW, THEREFORE, in consideration of the promises, mutual agreements and covenants herein contained, the parties agree as follows:

1.0   TERM

      1.1 Term. The term of this Agreement shall be for a period of one (1) year commencing on April 4, 1990, and ending on April 4, 1991.

      1.2 Renewal Term. At the end of the Initial Term or of any renewal terms, TMS/USA may renew this Agreement on the same terms and conditions for an additional one (1) year period by giving CARRIER sixty (60) days notice of its intent to renew. It is agreed that Toyota may elect not to renew this Agreement without cause and that such election has the effect of terminating the obligations of the parties at the end of the then existing term, except as to obligations which have accrued prior thereto.

      1.3   Adjustment of Rates in Renewal Term.

            a. Notice of Proposed Rate Adjustment. Either party shall give the other written notice of any proposed adjustment of the rates applicable in a renewal term at least ninety (90) days prior to the expiration of the then existing term. Notice of any proposed adjustment shall be accompanied by a statement of the reason for such adjustment, specifying in detail the cost components of such adjustment. The party requesting rate adjustment

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                                                                   Exhibit 10.20

                  shall also provide to the other sufficient documentation to support the costs claimed and shall have the right to request cost documentation from the other party. The parties agree to negotiate in good faith to reach agreement on new rates.

            b. Effective Date. In the event new rates are renegotiated in accordance with the provisions of this Agreement, the existing rates shall remain effective until the expiration of the existing term, or sixty (60) days after the new rates are agreed upon in writing, whichever date occurs later.

            c. No Adjustment. If despite good faith negotiations the parties are unable to agree upon a requested rate adjustment within ninety (90) days of notice of such request, this Agreement shall terminate with respect to all future obligations sixty
                  (60) days after one party gives the other notice of failure to agree on new rates and the then existing rates will remain in effect through such date.

2.0   OBLIGATIONS OF CARRIER

      2.1 Transportation of Vehicles. Subject to the terms and conditions contained in this Agreement, TMS/USA agrees to tender selected Vehicles to CARRIER for transportation by CARRIER in interstate and intrastate commerce to points in the continental United States as directed by TMS/USA from the Origin Point(s) to the Destination Point(s) as set forth in Appendix A attached hereto. Carrier agrees to accept and deliver the Vehicles promptly and efficiently at CARRIER's sole cost and expense. Appendix B stipulates the point or points where stop-offs, if any, shall be made for partial unloading. CARRIER shall not off-load Vehicles at a stop-off point to be reloaded as part of a mixed load.

      2.2 Tender of Vehicles. TMS/USA shall tender Vehicles to CARRIER at Origin Point. CARRIER shall load, transport, deliver and unload Vehicles and shall have care, custody and control of Vehicles from time of tender until completion of delivery to Designated Destination Points. Vehicles shall be deemed to be tendered at the time of actual delivery of a Vehicle to the CARRIER for a load or delivery of attendant paperwork to the CARRIER, whichever is later.

      2.3 Subsidiaries. This Agreement is strictly between TMS/USA and CARRIER. CARRIER shall load, transport, deliver, and unload Vehicles using any subsidiary(ies) that it chooses; however, TMS/USA shall only recognize as valid invoices received from CARRIER. Further, any claims filed by TMS/USA against CARRIER shall be processed solely by CARRIER.

      2.4 Equipment. CARRIER shall, at its sole cost and expense, furnish all equipment necessary for the safe and efficient transportation of Vehicles and CARRIER shall pay all costs and expenses of every kind or nature, in connection with the ownership, use, maintenance and operation of any such equipment, including any and all fees for licenses or permits and any local, state or federal taxes imposed.

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                                                                   Exhibit 10.20

      2.5 CARRIER Acquisition or Modification of Equipment. CARRIER shall have sole responsibility and risk with respect to the acquisition by purchase or otherwise or modification or alteration of any equipment required for the performance of its obligations pursuant to this Agreement. TMS/USA shall have no responsibility to CARRIER with respect to the acquisition or modification of equipment other than pursuant to the terms of this Agreement.

      2.6 Personnel. CARRIER shall employ competent, able and licensed personnel to perform the services required by TMS/USA; and shall have the sole responsibility for paying, supervising and controlling all such personnel. CARRIER shall have available one (1) or more supervisor/dispatcher(s) to coordinate transportation services for TOYOTA. CARRIER shall have a yard supervisor onsite during the loading of any Vehicle.

      2.7 Compliance with Law. CARRIER, at its sole cost and expense, shall procure and maintain all licenses and/or permits and pay any taxes required by local, state or federal authorities with respect to the transportation services performed under this Agreement and at all times shall act in full compliance with all federal, state and local laws, rules and regulations controlling the performance of such services.

      2.8 Reporting Requirements. Toyota shall record the date and time that Vehicles are tendered to CARRIER and CARRIER shall report, through TMS/USA's computer system, the date and time of delivery at Destination, as well as any exception noted at the time of delivery. Such reporting by CARRIER shall be within two (2) days from the time delivery receipts are received by CARRIER's transmission location.

      2.9 Service Standards. CARRIER agrees to accept, transport and deliver all Vehicles tendered in accordance with the most recent version of the Toyota Assured Delivery Standards.

      2.10 Financial Reporting. CARRIER agrees to submit to TMS/USA the following documents and information every quarter and annually on a cumulative basis:

            a. a copy of CARRIER's M-1 Financial Report filed with the Interstate Commerce Commission.

            b. summary of total operations and TMS/USA operations, including quantity and year-to-date shipping volumes in units and revenues.

            c.    a statement of total operating miles, and total loaded miles.

      2.11 Other Reports. CARRIER shall provide TMS/USA with a monthly load factor report for each Origin Point, setting forth such information as Toyota may request in a format approved by TMS/USA.

                                                                   Exhibit 10.20

3.0   RATES AND CHARGES

      3.1 Contract Rates. As full and complete compensation for the services to be provided hereunder, TMS/USA shall pay CARRIER the Contract Rates set forth in Appendix A attached hereto and incorporated herein.

      3.2 Payment Procedures. Except for non-standard shipments, TMS/USA shall generate payment directly to CARRIER through the Toyota Traffic and Accounting System within ten (10) days of the time Vehicles are tendered to CARRIER for shipment. TMS/USA shall provide a statement of all Vehicles shipped via CARRIER covered by each payment. CARRIER shall submit an invoice to TMS/USA for any shipment by CARRIER not covered by payments generated through the Traffic and Accounting System.

      3.3 Deviation Numbers. CARRIER shall not transport, nor shall TMS/USA provide payment for, non-standard shipments without a pre-approved Deviation Number. Only the TMS/USA Traffic and Accounting department can provide a Deviation Number.

4.0   INSPECTION AND DELIVERY PROCEDURES

      4.1 Inspection. CARRIER shall have responsibility for inspection of Vehicles at the time of tender and shall note all damage and exceptions on a Toyota Inspection Delivery Receipt which shall be acknowledged in writing by a designated Toyota representative before Vehicles are dispatched from the point of tender.

      4.2 Documents. Each shipment shall be evidenced by a receipt in the form specified by TMS/USA, signed by both the CARRIER and the consignee or consignees designated by TMS/USA; showing the kind and quantity of Vehicles that CARRIER received and delivered at each loading and unloading point. Absence or loss of such receipt form shall not relieve CARRIER from responsibility for any Vehicles received by it.

5.0   LIABILITY AND CLAIMS

      5.1 Liability. CARRIER shall fully compensate the consignee through TMS/USA for any actual loss of or damage to Vehicles which (a) occurs while such Vehicles are in the possession of or under the control of CARRIER or which (b) arises from CARRIER's performance of or failure to perform properly its obligations pursuant to this Agreement; provided, however, that CARRIER shall not be liable for damage or loss which results from any of the exceptions noted and acknowledged on a Toyota Inspection Delivery Receipt, or for damage resulting from fluids leaking from Vehicles. Damages shall be calculated in accordance with the most recent version of the Toyota Vehicle Damage Classification Guide. CARRIER's obligations with respect to this Subsection 5.1 shall survive termination or expiration of this Agreement.

      5.2 Claims Paid Through Monthly Statement. Any claim for transportation or equipment damage to a Vehicle which is equal to Three Hundred Dollars

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                                                                   Exhibit 10.20

            ($300.00) or less shall be paid and processed by TMS/USA on a monthly statement. Once each month TMS/USA shall submit a summary statement to CARRIER setting forth each damage claim processed and paid by TMS/USA, together with the documentation substantiating each claim. CARRIER shall retain the right to audit and deny liability, in whole or in part, for any claim processed; provided that CARRIER submits a written statement setting forth in detail the basis for its denial within thirty (30) days of the date of receipt of the monthly summary identifying such claim. The parties agree to cooperate in resolving any disputed claims within thirty (30) days of notice of denial from CARRIER.

      5.3 Claims Other Than Those Paid Through the Monthly Statement. Except as provided in Subsection 5.2 and Toyota Vehicle Damage Classification Guide, a claim or intent to file a claim for loss, damage or injury to Vehicle shall be submitted in writing by TMS/USA to CARRIER within nine (9) months after delivery to a consignee as evidenced by a delivery receipt, independent survey report, or by a CARRIER Acknowledgement of Damage Letter. All claims will be processed by CARRIER and full payment or notice of denial will be made to TOYOTA within thirty (30) days after receipt by CARRIER. The parties agree to cooperate in resolving any disputed claims within thirty (30) days of notice of denial from CARRIER.

      5.4 Damage Control Policy. CARRIER shall create and/or maintain during the term of this Agreement, a documented Damage Control Policy satisfactory to TMS/USA. CARRIER shall meet with TMS/USA annually to discuss and formulate damage prevention strategy.

6.0   INSURANCE AND INDEMNITY

      6.1 Indemnity. CARRIER will defend, indemnify and save TMS/USA harmless from all liability, losses, claims, causes of action and expenses, including actual attorneys' fees and costs, based upon or arising out of injury to, or death of persons, or damage to or loss of property, caused by the acts or omissions of CARRIER, its employees or agents, arising out of or in connection with CARRIER's performance of its obligations pursuant to this Agreement, except to the extent that such loss or damage results from the intentional or negligent acts or omissions of TMS/USA. CARRIER's obligations with respect to this Subsection 6.1 shall survive termination or expiration of this Agreement.

      6.2 Insurance. At all times during the term of this Agreement, CARRIER shall maintain general comprehensive and automobile liability insurance with an insurance company acceptable to TMS/USA covering the indemnity set forth in Subsection 6.1 in the amount of TWO MILLION DOLLARS ($2,000,000) combined single limits. CARRIER will provide TMS/USA a certificate evidencing such insurance naming TMS/USA as Additional Named Insured and providing that TMS/USA shall receive thirty (30) days written notice prior to any cancellation or expiration of such insurance.

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                                                                   Exhibit 10.20

7.0   ACCOUNT RECONCILIATION

      7.1 Shipment Transmission Monitoring. TMS/USA shall fax to CARRIER on a daily basis, the "Truckaway Processing Exception Report" prepared by TMS/USA. CARRIER shall provide explanations for items appearing on said report, and fax the corrected information to TMS/USA within twenty-four (24) hours for the following three (3) error types: 1) Group Number Invalid, 2) Ship-To Dealer Invalid, and 3) Fields Followed by "?" are in Error.

      7.2 Tendered/Not Shipped Report. TMS/USA shall transmit daily to CARRIER, record of all Vehicles tendered to CARRIER but not yet shipped by CARRIER, per the TMS/USA Traffic and Accounting System. CARRIER agrees to provide written explanation for any Vehicle appearing in "Tendered/Not Shipped" status for any period exceeding three (3) days.

      7.3 Bi-Weekly Reconciliation of Accounts Payable. TMS/USA shall transmit to CARRIER on a weekly basis record of all Vehicles paid by TMS/USA for the previous Payment Cycle. TMS/USA's Payment Cycle runs from each Tuesday at 5:00 PM Pacific Standard Time until the following Tuesday at 5:00 PM Pacific Standard Time. CARRIER shall match by Vehicle Identification Number and Payment Amount all Vehicles for which TMS/USA has provided payment, against all Vehicles for which CARRIER expects payment. CARRIER shall then match any exceptions against the Tendered/Not Shipped Report and the Truckaway Processing Exception Report. CARRIER shall present to TMS/USA any remaining exceptions within ten (10) days of Payment Cycle close for action.

      7.4 Forfeiture of Payment. CARRIER shall forfeit any and all claim to outstanding Accounts Receivable (Vehicles transported by CARRIER but not invoiced by CARRIER) ninety (90) days after date of tender unless CARRIER contracts TMS/USA in writing within the ninety (90) day period requesting payment.

8.0   INDEPENDENT CONTRACTOR

      8.1 CARRIER's Employees. CARRIER shall be deemed to be an independent contractor hereunder and shall not be considered or permitted to be an agent, servant, joint venturer or partner of TMS/USA. All persons furnished, used, retained or hired by or on behalf of CARRIER shall be considered to be solely the employees or agents of CARRIER, and CARRIER shall be responsible for payment of any and all unemployment, social security and other payroll taxes for such persons, including any related assessments or contributions required by law.

      8.2 Worker's Compensation Insurance. CARRIER shall maintain, through the performance of its obligations under this Agreement, a policy or policies of worker's compensation insurance with such limits as may be required by law.

      8.3 Indemnification. CARRIER agrees to defend, indemnify and hold harmless TMS/USA, its subsidiaries, officers, directors, employees, agents and servants from and against any and all causes of action, claims, demands and expenses, including actual legal fees and expenses, that may be made or asserted by or on
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                                                                   Exhibit 10.20

            behalf of any persons furnished, supplied or retained by CARRIER under the worker's compensation laws of any jurisdiction.

      8.4 No Agency. TMS/USA and CARRIER intend and agree that neither party has the right or duty to act as agent for the other and shall not make any representations, enter into any negotiations or agreements on behalf of the other, nor contact any of the other's vendors and suppliers without the prior written consent of the other.

9.0   FORCE MAJEURE

      Neither party hereto shall be deemed to be in default of any provision of this Agreement, for any failure in performance, resulting from acts or events beyond the reasonable control of such party. For purposes of this Agreement, such acts shall include, but not be limited to, acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, or other "force majeure" events beyond the parties' reasonable control; provided, however, that the parties shall make all reasonable efforts to continue to meet their obligations during the duration of the force majeure condition and; provided, further, that the party declaring force majeure shall notify the other party promptly when the force majeure condition begins, the nature of the force majeure condition and when such condition is terminated. The suspension of any obligations owing to force majeure shall neither cause the term of this Agreement to be extended nor affect any rights accrued under this Agreement prior to the force majeure condition.

10.0  GENERAL PROVISIONS

      10.1 Assignment. No party hereto may assign this Agreement, in whole or in part, or any rights granted herein, or delegate to another party any of the duties hereunder, without the prior written consent of the other party. Any attempt to assign or transfer or delegate without such consent shall be void. Provided the consent required herein has been granted, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns. Notwithstanding the foregoing, TMS/USA shall have the right, at any time, without CARRIER's consent, to assign its rights hereunder to an affiliated entity.

      10.2 Notices. Except as otherwise provided in this Agreement, any notices given by any party under this Agreement shall be in writing, and shall be effective upon delivery to the other party by hand, by U.S. Certified mail, return receipt requested, by wire or facsimile confirmed by wire or facsimile response acknowledging receipt, addressed as follows:

            To CARRIER:     Allied Systems, Ltd.
                            160 Clairmont Avenue
                            Suite 600
                            Decatur, GA  30030
                            Attn: Senior Vice President Sales
                            Facsimile No. (404) 370-4216

                                                                   Exhibit 10.20

            To TMS/USA:     Toyota Motor Sales, U.S.A., Inc.
                            19001 South Western Avenue
                            Torrance, California  90509
                            Attn: Logistics Operations Manager]
                            Facsimile No. (213) 618-7805

            Any party may designate a different address or facsimile number by giving the other party notice thereof pursuant to the provisions herein.

      10.3 Agreement Contains all the Terms. This Agreement, together with Appendices A and B constitutes the whole agreement between TMS/USA and CARRIER. There are no promises, terms, conditions or obligations other than those contained herein, and this Agreement supersedes all previous communications, representations or agreements, either oral or written, between the parties. No modification, alteration or amendment hereof shall be effective unless the same is evidenced in writing making specific reference to this Agreement, signed by duly authorized representatives of both parties.

      10.4 Applicable Law. This Agreement shall be interpreted according to the laws of the State of California.

      10.5 Non-Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of prior, concurrent or subsequent breaches of the same of any other provisions hereof and no waiver by any party shall be effective unless made in writing and signed by an authorized representative of that party.

      10.6 Confidentiality. TMS/USA and CARRIER and their agents, employees and representatives agree to treat all information relating to this Agreement as confidential and further agree not to disclose any such information to any third party without the prior written consent of the other party.

      10.7 Severability. In the event that any provision of this Agreement shall be held illegal or otherwise unenforceable for any reason, such provision shall be severed and the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect.

      10.8 Headings. The Section and Subsection headings contained in this Agreement are for reference only and are not intended to define or limit the scope of this Agreement or any term thereof.

      10.9 Recitals. The matters set forth in the "Recitals" clauses on page one (1) hereof are incorporated herein and made a part of this Agreement.

                                                                   Exhibit 10.20

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year written above.

                                        TOYOTA MOTOR SALES, U.S.A.,, INC.

                                        By: ____________________________________

                                        Its: Group Vice President

                                        ALLIED SYSTEMS, LTD.

                                        By: ____________________________________
                                        Its: ___________________________________